Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan of our reports dated June 5, 2013, with respect to the consolidated financial statements and schedule of Measurement Specialties, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Measurement Specialties, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Richmond, Virginia

February 21, 2014